UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 21, 2005

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective December 21, 2005, we entered into a Separation Agreement and General Release (the “Agreement”) with David L. Morash, our former President and Chief Financial Officer. The Agreement relates to Mr. Morash’s resignation as an officer, employee and member of our board of directors which we previously announced in our 8-K filed with the Securities and Exchange Commission on December 7, 2005. Under the terms of the Agreement, Mr. Morash will receive (i) payment of a lump sum equal to 18 months’ base salary; (ii) payment on his behalf of premiums necessary to continue his current health coverage for a period of up to 18 months or until he becomes eligible under a new plan; and (iii) payment on his behalf of the next annual premium required to maintain his current life insurance coverage. In addition, all outstanding stock options awarded to Mr. Morash were vested in full and will remain outstanding and exercisable for the full term of each award.

The foregoing description of the Agreement is qualified in its entirety by reference to the provisions of the Agreement attached as Exhibit 10.1 to this current report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with Mr. Morash’s resignation and the Agreement described in Item 1.01, the Executive Employment Agreement, dated November 9, 2004, previously entered into with David L. Morash, our former President and Chief Financial Officer, was terminated as of December 21, 2005.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Separation Agreement and General Release, dated December 13, 2005, between Axesstel, Inc. and David L. Morash*

*	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ Patrick Gray
Patrick Gray
Senior Vice President Finance and Controller

Date: January 12, 2006